Exhibit (d)(2)

Confidentiality Agreement

December 15, 2011

David R. Jaffe

President and Chief Executive Officer

Ascena Retail Group, Inc.

30 Dunnigan Drive

Suffern, New York 10901

Dear David:

In connection with your consideration of a possible negotiated transaction (a “Transaction”) with Charming Shoppes, Inc. (“Charming Shoppes”), you have requested information concerning Charming Shoppes and its subsidiaries (collectively, the “Company”). As a condition to your being furnished with this information, you, intending to be legally bound, hereby agree as follows.

You and your Representatives (as defined below) will treat all information (whether written or oral) concerning the Company that is furnished to you by or on the Company’s behalf, whether furnished before or after the date of this agreement, together with all analyses, notes, compilations, studies, and other documents that, in whole or in part, contain, otherwise reflect or are derived from such information (such information, notes, analyses, compilations, studies, and documents, whether prepared by the Company, its advisors or otherwise and in whatever form maintained, whether documentary, computerized or otherwise, collectively, the “Evaluation Material”), in accordance with the provisions of this agreement. The term “Representatives” as used herein shall mean a party or any of its affiliates, and such party or its affiliates’ directors, officers, employees, agents, accountants, debt financing sources (subject to the fifth paragraph of this agreement), and financial and legal advisers. The term “Evaluation Material” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement, (b) was or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided that such source was not known by you or your Representatives, to the best of your or their knowledge after due inquiry, to be bound by any agreement with the Company thereof to keep such information confidential, or otherwise to be prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation, or (c) is independently developed by you or your Representatives without use or incorporation of, or reference to, the Evaluation Material.

The Evaluation Material will be used by you and your Representatives solely for the purpose of determining whether you wish to enter into a possible Transaction and for no other purpose. In furtherance of the foregoing, you agree that you will not use the Evaluation Material in any way directly or indirectly detrimental to the Company or any of its affiliates. The parties acknowledge and agree that they will, consistent with all applicable antitrust laws, use their reasonable efforts to agree upon guidelines for the exchange of competitively

David R. Jaffe

December 15, 2011

sensitive Evaluation Material necessary to evaluate the possible Transaction. The Evaluation Material will be kept strictly confidential by you and your Representatives and will not be disclosed by you or your Representatives in any manner, except to the extent that disclosure of such information (a) has been consented to in writing by the CEO of Charming Shoppes, or his designee (“CEO”),(b) is required by law, rule, regulation, regulatory authority, stock exchange or other applicable judicial or governmental order (as advised by your legal counsel and only after compliance with the provisions of this agreement), or (c) is made to your Representatives who need to know such information for the purpose of evaluating a possible Transaction. You agree that any of your Representatives who receive any Evaluation Material shall have been advised of this agreement and shall have agreed to be bound by the provisions of this agreement applicable to you as if they were a party hereto. You will direct your Representatives to comply with the terms of this agreement, and you shall be responsible for any breach of this agreement by any of your Representatives.

In addition, without the prior written consent of the CEO of Charming Shoppes, you and your Representatives will not disclose to any person (a) that the Evaluation Material has been made available to you or your Representatives, (b) the existence or contents of this agreement, (c) that discussions or negotiations are taking place concerning a possible Transaction, or (d) any terms, conditions, or other facts with respect to any possible Transaction, including the status thereof, any termination thereof, any decision on your part to no longer consider any such possible Transaction or any of the terms, conditions or other facts with respect thereto. Without limiting the generality of the prior sentence, you further agree that, without the prior written consent of the CEO of Charming Shoppes, you will not, directly or indirectly, conduct any discussions or enter into any agreement, arrangement or understanding with any person (other than your Representatives) regarding a possible Transaction or an alternative thereto. As used in this agreement, the term “person” shall be broadly interpreted to include, without limitation, the media and any corporation, company, joint venture, partnership, trust, governmental body, stock exchange or other entity, organization or individual.

Notwithstanding anything to the contrary herein contained, without the prior written consent of the CEO of Charming Shoppes, you agree that the terms of your engagement with any debt financing source shall not restrict such financing source from providing debt or other non-equity financing to any other potential bidder.

If you or any of your Representatives are requested or required by law, regulation, regulatory authority, or other applicable judicial or governmental order to disclose any Evaluation Material, you will provide Charming Shoppes with prompt written notice of such request or requirement (if legally permitted) so that Charming Shoppes may seek an appropriate protective order or other appropriate remedy (and you will cooperate with the Company to obtain such order or remedy) or, in the sole discretion of Charming Shoppes, waive compliance with the terms of this agreement. If no such protective order or other appropriate remedy is sought or is not obtained or Charming Shoppes has waived compliance with the terms of this agreement with respect thereto, you may disclose only that portion of the Evaluation Material that you are advised by your legal counsel is legally required to be disclosed, and you will exercise reasonable efforts, at Charming Shoppes’ expense, to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material that is being disclosed. Further, you will not oppose action by Charming Shoppes to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

David R. Jaffe

December 15, 2011

It is understood and agreed that Barclays Capital Inc. (“Barclays”) will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to Barclays.

You and your Representatives will not initiate or maintain contact with any customer, supplier, lender, officer, director, or employee of the Company regarding any Evaluation Material, the Company’s business, operations, prospects, or finances or any possible Transaction, except with the prior written consent of the CEO of Charming Shoppes.

In consideration of the Evaluation Material being made available to you, you agree that, for a period of twelve months from the date of this agreement, without the prior written consent of the CEO of Charming Shoppes, you and your Representatives will not directly or indirectly solicit for employment (other than through general advertising or other general non-targeted solicitation) and will not hire any of the Company’s (a) officers or (b) employees with whom you have had contact or of whom you have become aware as a result of your consideration of a Transaction so long as they are employed by the Company and for six months after such employment terminates, it being understood that any general advertising or solicitation shall not permit the hiring of the Company’s officers or employees covered hereunder.

Until the expiration of twelve months from the date of this Agreement (the “Standstill Period”), without the prior written consent of the Board of Directors of Charming Shoppes, you shall not, directly or indirectly, acting alone or in concert with others, and you shall cause your Representatives and affiliates not to, directly or indirectly, acting on your behalf alone or in concert with others, in any manner (I) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition, directly or indirectly, of ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities, property or indebtedness (including any participation interest therein) of the Company or any security, instrument or right convertible into or exercisable or exchangeable for, or the value of which is determined by reference to, any such securities or indebtedness or sell short or otherwise reduce risk with respect to any such security or indebtedness, (b) any tender or exchange offer, merger or other business combination involving the Company or any purchase, directly or indirectly, of a material portion of the assets or securities of the Company, (c) any recapitalization, division, restructuring, liquidation, dissolution or similar transaction with respect to the Company, or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote or otherwise seek to influence or control, in any manner whatsoever, the management or policies of the Company, (II) form, join or in any way

David R. Jaffe

December 15, 2011

participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing or seek to advise or influence any person with respect to the voting of any indebtedness or securities of the Company, (III) disclose any intention, plan or arrangement inconsistent with the foregoing or enter into any discussions or arrangements with any third party with respect to any of the foregoing, (IV) seek to be released from the restrictions set forth in this agreement, or (V) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing; provided, that the foregoing shall not prevent any Representative that is a financial adviser (or affiliate thereof) that is a registered broker-dealer customarily engaged in the arbitrage or trading business from (x) purchasing or selling securities of Charming Shoppes in the ordinary course of such business in compliance with applicable law, provided that all trading decisions are made by individuals who have neither received any Evaluation Material nor become aware of the possibility of a Transaction (provided further that in no event shall such financial adviser — together with its affiliates — acquire beneficial ownership of 5% or more of any class of the outstanding voting securities of Charming Shoppes) or (y) making margin loans in the ordinary course of its business in connection with the acquisition by any person or group of less than 5% beneficial ownership of any class of the outstanding voting securities of Charming Shoppes. You also agree during the Standstill Period not to take any action which could reasonably be expected to require Charming Shoppes to make a public announcement regarding the possibility of a business combination or merger.

Notwithstanding anything in the previous paragraph to the contrary, if, on or after the date of this Agreement, (i) both (x) any person or group of persons (other than you) enters into a definitive agreement with Charming Shoppes providing for (a) a merger, share exchange, business combination or similar extraordinary transaction as a result of which the persons possessing, immediately prior to the consummation of such transaction, beneficial ownership of the voting securities of Charming Shoppes entitled to vote generally in elections of directors, would cease to possess, immediately after consummation of such transaction, beneficial ownership of voting securities entitling them to exercise at least fifty percent (50%) of the total voting power of all outstanding securities entitled to vote generally in elections of directors of Charming Shoppes (or, if not Charming Shoppes the surviving person resulting from such transaction); (b) a sale, exchange or lease of all or substantially all of the assets of Charming Shoppes and its subsidiaries (determined on a consolidated basis); or (c) the acquisition (by purchase, merger or otherwise) by any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules promulgated thereunder) of beneficial ownership of voting securities of Charming Shoppes entitling that person to exercise fifty percent (50%) or more of the total voting power of all outstanding securities entitled to vote generally in elections of directors of Charming Shoppes (the transactions described in clauses (a), (b) and (c) of clause (i) of this paragraph being each hereinafter referred to as a “Third-Party Agreement”) and (y) prior to the entry into such Third Party Agreement, the Board of Directors of Charming Shoppes shall not have both (a) requested that you make an acquisition proposal to such Board of Directors and (b) given you at least three business days after such request to make such an acquisition proposal; or (ii) any person (other than you) commences (within the meaning of the Exchange Act), other than pursuant to a Third-Party Agreement, a tender offer or exchange offer for voting securities of Charming Shoppes entitling the holders thereof to exercise fifty percent (50%) or more of the total voting power of all outstanding securities entitled to vote

David R. Jaffe

December 15, 2011

generally in elections of directors of Charming Shoppes, which offer is not withdrawn or terminated within five (5) days after it is commenced (a “Third-Party Tender Offer”); then, in each case of clause (i) and (ii) above, the previous paragraph shall not restrict you from making a private acquisition proposal solely to the Board of Directors of Charming Shoppes; provided, however, that the Standstill again shall be fully applicable in accordance with the terms of the prior paragraph upon the termination of the Third-Party Agreement or termination, withdrawal or final expiration of the Third-Party Tender Offer, as the case may be.

You hereby acknowledge that you are aware and that you will advise your Representatives that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

If you determine that you do not wish to proceed with a Transaction, you will promptly advise Charming Shoppes in writing of that decision. In that case, or within five days after being so requested by Charming Shoppes, you shall return to Charming Shoppes, or destroy, all copies of the written Evaluation Material furnished to you or your Representatives that are in your or your Representatives’ possession (including that stored in any computer, word processor or similar device), and you shall destroy all material, memoranda, notes, copies, excerpts, and other writings or recordings whatsoever prepared by you or your Representatives (including that stored in any computer, word processor or similar device), based upon, containing or otherwise reflecting any Evaluation Material (or otherwise redact any Evaluation Material from such material) with the exception of any archival copies required to be retained by statutes or regulations applicable to you or pursuant to your Board’s policies. Such destruction and return of materials shall be confirmed by you in writing by an authorized officer who supervised such destruction. Notwithstanding such return and destruction, all Evaluation Material, including, without limitation, any oral Evaluation Material, shall remain subject to the terms of this agreement.

All Evaluation Material disclosed by or on behalf of the Company shall be and shall remain the Company’s property. You will not be deemed to have been granted a license, copyright, or similar right with respect to any of the Evaluation Material. You hereby understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Without limiting the generality of the prior sentence, the Evaluation Material may include certain statements, estimates and projections provided by the Company with respect to the anticipated future performance of the Company. Any such statements, estimates and projections reflect various assumptions made by the Company, which assumptions may or may not prove to be correct. No representations are made as to the accuracy of such assumptions, statements, estimates or projections. Neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives or any other person with respect to any of the Evaluation Material or any errors therein or omissions therefrom or as a result of your use of Evaluation Material. You are not entitled to, and will not, rely on the accuracy or completeness of any

David R. Jaffe

December 15, 2011

Evaluation Material, and you will be entitled to rely solely on such representations and warranties as may be included in any definitive, fully executed agreement with respect to a Transaction, subject to such limitations and restrictions as may be contained therein.

Unless and until a definitive agreement between you or one of your affiliates and the Company regarding a Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this agreement or otherwise except for the matters specifically agreed to herein. For purposes of this agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer. The Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction and to terminate discussions and negotiations with you at any time. Furthermore, except for this agreement, neither party shall assert the existence of any agreement, right, privilege or obligation with respect to any possible Transaction unless and until such a definitive agreement is concluded as described herein.

You understand that (a) the Company shall be free to conduct any process with respect to a possible Transaction as the Company in its sole discretion shall determine (including, without limitation, by negotiating with any prospective party and entering into a definitive written agreement without prior notice to you or any other person), (b) any procedures relating to such Transaction may be changed at any time without notice to you or any other person, and (c) you shall not have any claim whatsoever against the Company or any of its directors, officers, stockholders, owners, affiliates, agents, or Representatives, arising out of or relating to any possible or actual Transaction (other than those as against parties to a definitive written agreement with you in accordance with the terms thereof).

It is understood and agreed that money damages may not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach without proof of actual damages and you further agree to waive any requirement for security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company. You agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including reasonable legal fees and disbursements and the costs of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material.

If a court of competent jurisdiction determines that you (or your affiliates or Representatives) have breached this agreement, then you shall be liable and pay to the Company the fees and expenses the Company has incurred (including reasonable attorney’s fees and expenses) in connection with such litigation, including any appeal therefrom.

This agreement is governed by the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles. You irrevocably (i) submit to the jurisdiction of the Court of Common Pleas of the Commonwealth of Pennsylvania in Montgomery County and the United States District Court for the Eastern District of Pennsylvania for the purpose of any suit,

David R. Jaffe

December 15, 2011

action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each a “Proceeding”), (ii) agree that all claims in respect of any Proceeding may be heard and determined in any such court, and (iii) waive, to the fullest extent permitted by law, any immunity you have acquired, or hereafter may acquire, from the jurisdiction of any such court or from any legal process therein, (iv) agree not to commence any Proceeding other than in such court, and waive, to the fullest extent permitted by applicable law, any claim that any such Proceeding is brought in an inconvenient forum, and (v) waive, to the fullest extent permitted by law, any and all right to trial by jury in connection with any Proceeding.

For the purposes of this agreement “affiliate” shall have the meaning defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. This agreement constitutes the entire agreement between you and the Company, and there are no agreements, understandings, representations or warranties of any kind except as expressly provided for herein. This agreement may not be assigned by you or by the Company and no person may assert any rights as a third party beneficiary hereunder. This agreement may not be amended except in writing signed by both parties hereto. Your confidentiality obligations under this agreement shall terminate three years after the last date that Evaluation Material is furnished to you. No failure or delay by the Company in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

David R. Jaffe

December 15, 2011

This agreement may be executed by facsimile, pdf or other electronic transmission and in counterparts. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

/s/ Anthony M.Romano
Anthony M. Romano
President and Chief Executive Officer

Accepted and agreed to as of

the date set forth above:

ASCENA RETAIL GROUP, INC.

By: /s/ David R. Jaffe
Name: David R. Jaffe
Title: President and CEO

OPUS ADDENDUM TO

CONFIDENTIALITY AGREEMENT

This Addendum to that certain Confidentiality Agreement, dated December 15, 2011, by and between Charming Shoppes, Inc. (“Charming Shoppes”) and Ascena Retail Group, Inc. (“Ascena”), a copy of which is attached hereto as Exhibit A (“Confidentiality Agreement”), is executed as of March 26, 2012 in order to add Opus Law Group PLLC (“Opus”) as a party thereto for the purposes recited herein and to add the additional provisions below related to disclosures to and by Opus.

WHEREAS, Opus has been retained by Ascena to perform certain real estate-related due diligence in connection with the potential transaction (the “Transaction”) referenced in the Confidentiality Agreement; and

WHEREAS, in order to perform such diligence, Opus needs access to certain documents and information described herein; and

WHEREAS, Charming Shoppes desires to provide Opus with such documents and information on the terms and conditions provided herein;

THEREFORE, Ascena, Charming Shoppes and Opus agree as follows:

1. Confidentiality. Opus, including its lawyers, paralegals and other staff, shall be bound by the terms and provisions of the Confidentiality Agreement in connection with the documents and information described in this Addendum.

2. Opus Report. Charming Shoppes shall provide to Opus an Excel spreadsheet (the “Opus Report”) that contains the following information in sortable form for each store (“Store”) leased directly or indirectly by Charming Shoppes pursuant to a lease (the “Lease”): (a) identification of each Store by Store number, (b) identification of the trade name under which each such Store is currently operated, (c) the location of each such Store (by address (or, in lieu of an address, development name), city, and state, (d) the actual current landlord for the Lease for such Store, (e) the ultimate parent of each such landlord (commonly referred to as the “developer,” such as, by way of illustration only, Simon Properties, General Growth Properties, or DDR), (f) the expiration date of each such Lease, (g) the 2011 EBITDA for each such Store, (h) the expiration date of any unexpired guarantee for any Lease and the identity of the guarantor thereunder, (i) for each Lease, whether such Lease includes a renewal option, (j) for those Leases with renewal options, whether those options are at fair market rent or at fixed rents, and (k) the “Location Type” for each Store, which shall mean whether the Store is in a mall, strip center, lifestyle center or street-front location. Opus may share the Opus Report with Ascena, provided that Opus shall not share or otherwise communicate to Ascena the information referenced in subparts (a), (c) or (g) of this section unless and until the date (the “Disclosure Date”) on which a definitive agreement for a merger or similar Transaction is fully executed between Ascena and Charming Shoppes.

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3. Additional Materials. Charming Shoppes shall provide to Opus by April 6, 2012, documents that establish the expiration dates of “Near Term Leases,” which shall mean all Leases with terms expiring before February 1, 2013, other than those Leases for the Lane Bryant, Lane Bryant Outlet, and Catherine’s brands with expiration dates before February 1, 2013 (a) that include a renewal option that Charming Shoppes intends to exercise before such date, or (b) for which Charming Shoppes is negotiating a renewal or extension right. Such documents shall include, without limitation, date confirmation certificates, lease amendments, estoppel certificates, letter agreements and such other documents required to establish the expiration dates of such Leases.

4. Test Batch. The parties acknowledge and agree that Opus may use the Opus Report, together with other information previously provided to Ascena, to identify a group of Leases not to exceed 250 Leases with lease files sufficiently complete to allow Opus to make the determinations described herein (“Test Batch”) that will be subjected to Limited Due Diligence (as defined below). For purposes of this agreement, “Limited Due Diligence” shall mean inquiry into (a) whether and under what circumstances a Consent of the landlord under any Lease in the Test Batch is required in connection with or as a result of the Transaction, and (b) the expiration date of such Lease. For purposes of this agreement, “Consent” means (i) a consent to the Transaction by the landlord under a Lease, (ii) a confirmation from the landlord under a Lease that, in connection with or as a result of the Transaction, the landlord will not exercise a right that could adversely affect the tenant under a Lease, including (without limitation) a termination right, a rent adjustment, or a request for security, or (iii) a waiver by the landlord under a Lease of a right exercisable by the landlord in connection with or as result of the Transaction. The parties acknowledge and agree that, prior to the Disclosure Date, Opus shall not divulge to Ascena the Stores in the Test Batch but shall be obligated to disclose such Stores to Charming Shoppes upon determination thereof; provided, however, Opus shall be entitled to disclose to Ascena the expiration dates of Leases subject to the Limited Due Diligence, and the identity of the landlord and developer of any Lease in the Test Batch that may require a Consent in connection with or as a result of the Transaction and shall simultaneously provide such information to Charming Shoppes.

5. Access to Test Batch Files. Once Opus has identified the Test Batch, Opus shall be allowed access to the Lease files maintained by Charming Shoppes or its affiliates concerning the Leases in the Test Batch. Such access shall be provided in a conference room with full Internet Access in the Charming Shoppes corporate offices at 3750 State Road in Bensalem, Pennsylvania. Opus shall be entitled to develop a spreadsheet of all Stores in the Test Batch with such information as Opus determines necessary, provided that, except for the statistical compilations and analyses as described in Section 7, Opus shall not disclose the spreadsheet to Ascena before the Disclosure Date. Opus shall be entitled to duplicate such portion of any Lease in the Test Batch as is necessary to identify such Lease (e.g., the cover sheet or first page) and portions of the Lease file relevant to the subject matter of the Limited Due Diligence (“Copies”). Charming Shoppes shall make a reasonably convenient dedicated copy machine available to Opus for that purpose or at Charming Shoppes’ option provide copy services to Opus.

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Access to such Lease files shall be provided, upon request, between 7:00 a.m. and 10:00 p.m. seven days a week, provided that Opus shall provide reasonable advance notice of its schedule. If Opus is unable to locate any Lease files identified as part of the Test Batch, Charming Shoppes shall assist Opus in locating any such Lease files. The parties anticipate that the Limited Due Diligence shall be performed over several days or weeks which may or may not be consecutive. Opus shall provide reasonable advance notice of any request for access to such Lease files. While at Charming Shoppes’ location Opus shall comply with all reasonable rules and regulations regarding access and security that apply to contractors working at Charming Shoppes’ location. Until the Disclosure Date, Opus shall not provide any Copies to Ascena except that in connection with those Leases that Opus determines may require a Consent, Opus may disclose the following information to Ascena: brand name, store number, street address, center or location name, developer, and the Consent provision.

6. Limitation on Information. Until the Disclosure Date, Ascena agrees that it will not seek any information from Opus that this Addendum restricts Opus from providing to Ascena, including without limitation the EBITDA for any individual Store in the Test Batch or the name of any landlord for a particular Store or the name or location of any Store, except to the extent such disclosure is permitted herein. After the Disclosure Date, Ascena shall have access to any Copies or other information previously supplied to Opus.

7. Analyses. Charming Shoppes agrees that Opus may provide a report to Ascena that includes statistical and legal analyses of the Test Batch, provided that such report shall not disclose any information except to the extent such disclosure is permitted herein. In addition, Opus may disclose certain information from the Opus Report and Test Batch for “Materially Profitable Stores,” which shall mean Stores that generated EBITDA in 2011 at or above $100,000. With respect to Materially Profitable Stores, Opus may disclose to Ascena (without providing any information which would allow identification of a particular store location) the following information only: (a) the percentage of Stores in the Test Batch that are Materially Profitable Stores, (b) the percentage of Materially Profitable Stores from the Opus Report with Leases having expiration dates in each of 2012, 2013, 2014 , 2015 and 2016 (the “Subject Years”), and (c) for Materially Profitable Stores with expiration dates in the Subject Years, the percentage of Leases for such Stores that include renewal options at fixed rents and the percentage of Leases for such Stores that include renewal options at fair market rent.

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OPUS LAW GROUP PLLC

By:	/s/ Thomas S. James, Jr.
	Name:	Thomas S. James, Jr.
	Title:	Managing Director

ASCENA RETAIL GROUP, INC.

By:	/s/ Gene Wexler
Gene Wexler
Senior Vice President, General Counsel

CHARMING SHOPPES, INC.

By:	/s/ Eric M. Specter
	Name:	Eric M. Specter
	Title:	Executive Vice President

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